UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 3, 2006

SENTICORE, INC.
(FKA Hojo Holdings, Inc.)

(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-87111
(Commission File Number)

11-3504866
(I.R.S. Employer Identification No.)

2410 Hollywood Boulevard
Hollywood, Florida 33020
(Address of Principal Executive Offices) (Zip Code)

(954) 927-0866
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by Senticore, Inc., a Delaware corporation (the “Registrant”), in connection with the items set forth below.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The Agreement and Plan of Reorganization

On May 12, 2006, the Registrant entered into an Agreement and Plan of Reorganization (the “Agreement”), with Integrative Health Technologies, Inc., an Illinois corporation (“IHT”), the common stockholders of IHT (the “IHT Stockholders”) and Jay Patel. Pursuant to the terms of the Agreement, all of the 78,188,538 shares of common stock, $.0001 par value, of IHT (the “IHT Common Stock”), issued and outstanding prior to the closing, were to be exchanged in the aggregate for a new issue of 20,000,000 shares of Series A Convertible Preferred Stock, $.001 par value, of the Registrant (the “Convertible Preferred Stock”). As a result of the exchange, IHT will become a wholly-owned subsidiary of the Registrant, and the IHT Stockholders will have voting control of the Registrant.

The Convertible Preferred Stock

Each share of Convertible Preferred Stock has the right to convert into 400 shares of common stock, $.001 par value, of the Registrant (the “Senticore Common Stock”), assuming that the authorized common stock of the Company is increased to permit such conversion, and the right to vote on an “as converted” basis with each share of Senticore Common Stock. As a result of the transaction, the IHT Stockholders will have voting control of the Registrant, amounting to approximately 97.7% of the total combined voting power of the Registrant.

Business of IHT

IHT’s headquarters are located in San Antonio, Texas and it is engaged in the research and development of healthcare products and technologies. IHT had total assets of $8,097,515 (unaudited), and stockholders’ equity of $7,710,883 (unaudited) as of April 30, 2006. IHT intends to file a Current Report on Form 8-K/A within no more than 71 calendar days disclosing its audited and pro forma combined financial statements, as required by Item 9.01 of Form 8-K.

The Completion of the Transactions

On June 3, 2006, the parties completed the transactions contemplated by the Agreement. Restricted certificates representing 20,000,000 shares of Convertible Preferred Stock were issued to the IHT Stockholders in an offering that was exempt from registration under Section 4(2) and Section 4(6) of the Securities Act of 1933, as amended, and other closing deliveries were made by the parties. An appropriate Form D will be filed by the Registrant in connection with such issuance with the Commission and certain state securities commissioners within 15 calendar days.

Reduction of Liabilities

In connection with the closing transactions, The Nutmeg Group, LLC, an Illinois limited liability company and shareholder of the Registrant, agreed to cancel two promissory notes made by the Registrant in its favor in the amounts of $300,000 and $314,000, against delivery of restricted stock certificates for shares of preferred stock in the amount of 1,071,426 shares and 1,121,636 shares, respectively, of Taj Systems, Inc., a portfolio company that trades on the Pink Sheets in which the Registrant owns approximately 7,000,000 shares of preferred stock, representing a 40% equity interest. The Nutmeg Group, LLC also agreed to execute and deliver a general release in favor of the Registrant for any and all claims which it may have against the Registrant.

In addition, in connection with the closing transactions, Jay Patel, former Chairman and CEO of the Registrant, and Carl Gessner, President of the Registrant, agreed to cancel and release any claims that they may have against the Registrant for back wages in the aggregate amount of $122,400.22, against delivery of restricted stock certificates for shares of preferred stock in the amount of 437,144 of Taj Systems, Inc.

As a result of the closing transactions, the current liabilities of the Registrant will have been reduced by $736,400 from $958,572 to $222,172.

Management Changes

As of the closing date, Jay Patel resigned as Chairman and Chief Executive Officer of the Registrant, and Gilbert R. Kaats, Ph.D., was appointed a director, Chairman of the Board and Chief Executive Officer of the Registrant. He will serve together with Carl Gessner, who is currently President of the Registrant and a director, until additional nominees are appointed to the Board of Directors in compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended. In connection with the filing of an Information Statement on Schedule 14F-1 and mailing of the same to the Registrant’s shareholders, director biographies and other information about current and proposed management, management’s ownership stake in the Registrant and information on executive compensation will be disclosed.

Business Plan Post Closing

As previously reported, the new management team of the Registrant plans to continue to operate the Registrant as a business development company regulated by, among other provisions, Section 55 to Section 65 of the Investment Company Act of 1940, as amended. The business plan includes portfolio acquisitions in the healthcare and related industries.

Common Stock issued upon Conversion; Outstanding Shares

In the opinion of counsel to the Registrant, the shares of Convertible Preferred Stock issued at closing constitute restricted securities, and the underlying shares of common stock into which they may be converted, assuming that the Registrant’s authorized common stock is increased to permit conversion, also constitute restricted securities. Currently, there is no market for the Convertible Preferred Stock and it is not registered under Section 12 of the Exchange Act. However, the common stock into which the Convertible Preferred Stock is convertible is registered under Section 12 of the Exchange Act, and shares which are converted may become eligible for sale after a one year holding period pursuant to Rule 144, provided that all of the conditions of the rule are met. As a result of the acquisition, the Registrant will have 181,145,154 shares of common stock issued and outstanding, and 20,000,000 shares of Convertible Preferred Stock issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTICORE, INC.

By /s/ Gilbert R. Kaats, Ph.D.
Gilbert R. Kaats, Ph.D.
Chairman and Chief Executive Officer

Date: June 3, 2006